Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH SHARES OF ITS COMMON STOCK
FOR AN AGGREGATE PURCHASE PRICE OF $10 MILLION
AT A PURCHASE PRICE NOT LESS THAN $2.00 PER SHARE
NOR GREATER THAN $2.40 PER SHARE
IN A MODIFIED DUTCH AUCTION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JULY 11, 2012, UNLESS THE OFFER IS EXTENDED

Theragenics Corporation:

●	Is offering to purchase up to 5,000,000 shares of our common stock in a tender offer (the “Offer”), or such lesser number of shares as are properly tendered and not properly withdrawn; and

●
Is offering to purchase these shares at a price not less than $2.00 nor greater than $2.40 per share in cash, upon the terms and subject to the conditions described in this offer to purchase (as the same may be amended from time to time, the “Offer to Purchase”); accordingly, we will purchase shares having an aggregate purchase price of no more than $10 million.

If you want to tender your shares in the Offer, you should:

●
Specify the price between $2.00 and $2.40 (in increments of $0.10) per share at which you are willing to tender your shares or, if you wish to maximize the chance that your shares will be purchased at the Selected Price, you should check the box in the accompanying letter of transmittal (the “Letter of Transmittal”) below the caption “Shares Tendered at a Price Determined Pursuant to the Offer”;

●	Specify the number of shares you want to tender; and

●
Follow the instructions in this Offer to Purchase and the related documents, including the accompanying Letter of Transmittal, to submit your shares. However, if you are a participant in the Theragenics Corporation Employee Savings Plan (the “401(k) Plan”) or hold shares that were purchased under the Theragenics Corporation Employee Stock Purchase Plan (the “ESPP”) and are held by American Stock Transfer & Trust Company, LLC (“AST”), you will need to follow the separate instructions that will be  provided to you with respect to shares held in the 401(k) Plan or the ESPP.

When the Offer expires:

●
You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., New York time, on July 11, 2012. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

●
We will select the lowest purchase price per share specified by tendering stockholders (the “Selected Price”) that will enable us to purchase shares having an aggregate purchase price of, or as close as possible to without exceeding, $10 million or, if shares with an aggregate value of less than $10 million are tendered at or below the maximum price of $2.40 per share, we will select all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Selected Price regardless of whether a stockholder tenders any shares at a lower price.

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●
If the number of shares tendered at or below the Selected Price has an aggregate value in excess of $10 million, as measured at the Selected Price, we will purchase shares at the Selected Price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all stockholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares.

●
401(k) Plan participants should be aware that the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of shares to Theragenics for less than adequate consideration, which is generally the price of the security prevailing on the New York Stock Exchange (“NYSE”), which may prohibit the trustee from following participant directions to tender shares to Theragenics at certain prices within the offered range.

Our common stock:

●	Is listed and traded on the NYSE under the symbol “TGX”; and

●	Had a closing price of $1.76 on June 11, 2012, the last trading day prior to the announcement of the Offer. We urge you to obtain current market quotations for the shares.

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer is, however, subject to other conditions, some or all of which we may elect to waive, as discussed in Section 7.  We reserve the right, in our discretion, to purchase more than 5,000,000 shares, subject to applicable legal requirements.

On June 11, 2012, our board of directors authorized the repurchase by us of up to $10 million of our issued and outstanding common stock and has approved the Offer. However, none of our management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering all or part of your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of our shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. See Section 11.

This Offer to Purchase contains important information about the Offer. We urge you to read this Offer to Purchase, including the documents incorporated herein by reference, and the related Letter of Transmittal in their entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance, you should contact Georgeson Inc. (“Georgeson”), the information agent for the Offer, or Georgeson Securities Corporation, the dealer manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Further, if you require additional copies of this Offer to Purchase or the related Letter of Transmittal, you should contact Georgeson, as the information agent.

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

●
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer;

●
if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3;

●
if you are a holder of vested but unexercised options to purchase shares of our common stock (the “Options”), you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with this tender offer.  In addition, you must follow the instructions and procedures described in Section 3;

●
if you are a participant in the 401(k) Plan and part of your account in the 401(k) Plan is invested in the employer stock fund in the 401(k) Plan (the “Theragenics Stock Fund”), you will need to follow the separate instructions and procedures provided to you by the trustee of the 401(k) Plan; or

●
if you are a participant in the ESPP and any shares you purchased through the ESPP are held by AST, then you will need to follow the separate instructions provided to you by AST with respect to those shares held by AST.

If you want to tender your shares, but:

●	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the Offer;

●	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

●	your other required documents cannot be delivered to the depositary by the expiration of the Offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing a price at which you wish to tender your shares. However, if you are a participant in the 401(k) Plan and part of your account in the 401(k) Plan is invested in the Theragenics Stock Fund, you will need to follow the separate instructions and procedures provided to you by the trustee of the 401(k) Plan.  Additionally, if you are a participant in the ESPP and any shares you purchased through the ESPP are held by AST, then you will need to follow the separate instructions provided to you by AST with respect to those shares held by AST.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $2.00 per share.

If you have questions or need assistance, you should contact Georgeson, which is the information agent for the Offer, at the address or telephone number on the back page of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. However, if you have any questions or need additional copies of the direction form or any other document pertaining to the 401(k) Plan, you should contact Wells Fargo Bank, N.A. as the trustee of the 401(k) Plan. Additionally, if you are a participant in the ESPP and any shares you purchased through the ESPP are held by AST, then you should contact AST if you have any questions or need additional copies of the direction form or any other documents AST will provide you.

We are not making this Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make this Offer to stockholders in any such jurisdiction.

We are responsible for the information contained and incorporated by reference in this Offer to Purchase. Other than as contemplated herein, we have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

Offer to Purchase dated June 12, 2012

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. In this Offer to Purchase, we use the terms “Theragenics Corporation,” “Theragenics,” “Company,” “we,” “us” and “our” to refer to Theragenics Corporation.

Who is offering to purchase my shares?

Theragenics Corporation, a Delaware corporation, is offering to purchase up to 5,000,000 shares of its outstanding common stock or such lesser number of shares as are properly tendered and not withdrawn. See Section 1.

What will be the purchase price?

●
The price range for the Offer is $2.00 to $2.40 per share. We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in increments of $0.10 per share) within this price range at which you are willing to sell your shares. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase shares having an aggregate purchase price of $10 million, or such lesser number of shares as are properly tendered and not withdrawn. All shares we purchase will be purchased at the Selected Price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the Selected Price. We will determine the Selected Price for tendered shares promptly after the Offer expires. See Section 1.

●
If you wish to maximize the chance that your shares will be purchased, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $2.00 per share.  See Section 1.

How many shares will Theragenics purchase?

●
Pursuant to the Offer, we will purchase shares of our common stock having an aggregate purchase price of $10 million, or such lesser number of shares as are properly tendered and not withdrawn. At the minimum price of $2.00 per share in the Offer, we will purchase a maximum of 5,000,000 shares, or approximately 14% of our outstanding common stock as of June 11, 2012, the last trading day prior to the announcement of the Offer. At the maximum price of $2.40 per share in the Offer, we will purchase a maximum of 4,166,666 shares, or approximately 12% of our outstanding common stock as of June 11, 2012. All purchases are subject to the terms and conditions of the Offer. See Sections 1, 2 and 7. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $10 million.

●	The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing, but is subject to a number of other important conditions described below.

If I tender my shares, how many of my shares will Theragenics purchase?

If the price at which you tendered your shares is in excess of the Selected Price, we will not purchase any of the shares you tender. Even if you tender shares at or below the Selected Price, we may not purchase all of your tendered shares. If shares having an aggregate value of more than $10 million (valued at the purchase price) are tendered at or below the selected purchase price, we will purchase shares from all stockholders who properly tender shares at prices equal to or below the Selected Price, on a pro rata basis. As a result, we will purchase the same percentage of tendered shares from each stockholder who properly tenders shares at prices equal to or below the Selected Price, subject to the odd lot procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the Offer expires.

What is the purpose of the Offer?

We believe that the Offer (i) represents a prudent use of our financial resources given our current business and assets, (ii) allows for an efficient means to provide stockholders liquidity, and (iii) provides an opportunity to increase earnings per share.  For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 2.

What does the board of directors of Theragenics think of the Offer?

On June 11, 2012, our board of directors authorized the repurchase by us of up to $10 million of our issued and outstanding common stock and has approved the Offer.  However, none of Theragenics’ management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of the Company’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

What will be the form of payment of the purchase price in the Offer?

If your shares are purchased in the Offer, you will be paid the purchase price in cash, less any applicable withholding taxes, for all of your shares that we purchase pursuant to the Offer. We will pay the purchase price promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.  See Sections 1 and 5.

How will Theragenics obtain the funds to pay the purchase price in the Offer?

The maximum aggregate purchase price for the shares purchased in the Offer will be $10 million. We will fund the purchase price in the Offer from cash on hand.  See Section 9.

What are the significant conditions to the Offer?

●	The Offer is subject to a number of conditions, including, among others:

●
that there has been no decrease of 10% or more compared to the close of business on June 12, 2012 in the market price of our shares or in the NYSE Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the Russell Microcap Index or any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares; and

●
no change or event occurs or is discovered relating to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which in our reasonable judgment is material to us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing.

●	We may terminate the Offer, if, among other things, following the date of this Offer to Purchase:

●
a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

●
another person or entity, to our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares; or

●	another person or entity files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Theragenics or any of our shares.

●	These and other conditions are described in greater detail in Section 7.

How will the Offer affect the number of shares of common stock outstanding and the number of record holders of Theragenics?

●
As of June 11, 2012, the last trading day prior to the announcement of the Offer, we had 34,729,901 issued and outstanding shares of common stock. At the minimum price of $2.00 per share in the Offer, we will purchase a maximum of 5,000,000 shares, or approximately 14% of our outstanding common stock as of June 11, 2012, in the Offer. At the maximum price of $2.40 per share in the Offer, we will purchase a maximum of 4,166,666 shares, or approximately 12% of our outstanding common stock as of June 11, 2012, in the Offer. Based on the foregoing, if the Offer is fully subscribed, we will have between 29,729,901 and 30,563,235 shares outstanding following the consummation of the Offer.

●	To the extent any of our stockholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See Section 2.

●	Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in Theragenics. See Section 2.

Following the Offer, will Theragenics continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause Theragenics to be delisted from the NYSE or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  See Section 2.

How long do I have to decide whether to tender my shares in the Offer? Can Theragenics extend the Offer past the initial expiration date?

●
You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., New York time, on July 11, 2012. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

●
If you hold Options and wish to exercise some or all of those Options in advance of the Offer in accordance with the terms of the stock option plan under which they were granted (which exercise cannot be revoked), and tender the shares received upon exercise in the Offer, you must exercise your Options no later than 5:00 p.m., New York time, on the date that is five (5) business days prior to the expiration date in order to have sufficient time for the exercise to settle and for you to tender the shares received upon exercise of the Options in the Offer.

●
We can extend the Offer past this scheduled expiration date in our sole discretion. If we choose to do so, we will announce the extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the previously scheduled or announced expiration date. You will be able to tender your shares until 5:00 p.m., New York time, on the day selected as the new expiration date.  See Sections 1 and 15.

Can Theragenics amend the terms of the Offer?

Subject to applicable law, we reserve the right, in our sole discretion, to amend the tender offer as described in Section 15.

Will Theragenics notify me if it amends the terms of the Offer or extends the expiration date?

We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the depositary.  See Section 15.

How do I tender my shares?

●	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this Offer to Purchase before the Offer expires.

●	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this Offer to Purchase.

●	For a more detailed explanation of the tendering procedures, see Section 3.

How do participants who hold shares in the 401(k) Plan who invest in shares that are held by the 401(k) Plan trustee participate in the Offer?

Participants in the 401(k) Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of shares held in the 401(k) Plan account but instead must follow the separate instructions that will be sent to plan participants from the agent or trustee of the 401(k) Plan. These instructions will require a 401(k) Plan participant who wishes to tender shares held under the 401(k) Plan to complete and execute a direction form provided with the separate instructions. The separate instructions will include instructions as to where to send the direction form. For administrative reasons, the deadline for submitting direction forms will be earlier than the expiration date of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them by the 401(k) Plan trustee.

401(k) Plan participants should be aware that ERISA prohibits the sale of shares to Theragenics for less than adequate consideration, which is generally the price of the security prevailing on NYSE, which may prohibit the trustee from following participant directions to tender shares to Theragenics at certain prices within the offered range. See Section 3.

How do participants who purchased shares through the ESPP and have shares still held by AST participate in the Offer with respect to shares held by AST?

Participants in the ESPP who purchased shares through the ESPP that are still held by AST may not use the Letter of Transmittal to direct the tender of those shares held by AST but instead must follow the separate instructions that will be sent to plan participants from AST. These instructions will require an ESPP participant who wishes to tender shares held by AST to complete and execute a direction form provided with the separate instructions. The separate instructions will include instructions as to where to send the direction form. For administrative reasons, the deadline for submitting direction forms will be earlier than the expiration date of the Offer. Participants in the ESPP who have stock held by AST should confirm their deadlines by carefully reading the materials provided to them by AST.

A participant who purchased shares in the ESPP and subsequently had ESPP shares transferred to a broker of his or her choosing will receive materials from that broker and should follow those instructions.  A participant in the ESPP who has some ESPP-purchased shares held at AST and some ESPP-purchased shares held by another broker should follow AST’s instructions with respect to shares held by AST and the broker’s instructions with respect to shares held by that broker. See Section 3.

In what order will Theragenics purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate value in excess of $10 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

●	first, all shares owned in “odd lots” (fewer than 100 shares) that have been properly tendered at or below the Selected Price;

●
second, all other tendered shares (including shares issued upon the exercise of Options and tendered in accordance with the special procedures described in Section 3 and shares in the 401(k) Plan, subject to acceptance in the Offer; but not including conditionally tendered shares for which the condition was not satisfied) tendered at or below the Selected Price on a pro rata basis, if necessary; and

●
third, if necessary to permit us to purchase shares having an aggregate purchase price of $10 million, such shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).  See Sections 1, 3 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

No. If you properly tender (at or below the Selected Price), and do not properly withdraw your shares according to the procedures specified for holders of “odd lots,” we will purchase all of your shares without subjecting them to the proration procedure, subject to the conditions of the Offer. See Sections 1 and 7. However, the rules regarding “odd lots” do not apply to shares held in the 401(k) Plan.

Can I tender shares in the Offer subject to the condition that a specified minimum number of my shares must be purchased in the Offer?

Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6. However, the rules governing a conditional tender of shares do not apply to shares held in the 401(k) Plan.

How and when will I be paid?

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If your shares are purchased in the Offer, you will be paid the aggregate purchase price applicable to such shares, less any tax withholdings, in cash, without interest, promptly after the expiration date and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

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We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the Offer, can I withdraw my tender?

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You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 p.m., New York time, on July 11, 2012. However, shares held in the 401(k) Plan are subject to an earlier deadline as described in the materials provided by the 401(k) Plan trustee and shares purchased under the ESPP that are held by AST are also subject to an earlier deadline as described in the materials provided by AST.

●
In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York time, on August 8, 2012.  See Section 4.

How do I withdraw previously tendered shares?

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary on a timely basis while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  See Section 4.

Do the directors or executive officers of Theragenics intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. See Section 11.

How do holders of Options participate in the Offer?

If you hold Options, you may exercise some or all of such Options in accordance with the terms of the stock option plan under which they were granted (which exercise cannot be revoked), and tender the shares received upon such exercise in accordance with this Offer. See Section 3.

As of June 11, 2012, there were a total of 1,570,700 shares underlying Options.

What are the United States federal tax consequences if I tender my shares to Theragenics?

●	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

●	The cash you receive generally will be treated either as:

●	proceeds from the sale or exchange of your shares that will give rise to capital gain or loss assuming your shares are held as a capital asset; or

●
dividend income to the extent of our current or accumulated earnings and profits (if the cash you receive is in excess of your share of our earnings and profits, the excess first is  considered a non-taxable return of capital, to the extent of your basis in our stock, and then as capital gain).

●
In the case of foreign stockholders, because of the uncertainty as to which characterization applies (dividend or capital gain), we intend to characterize cash paid to foreign stockholders as dividend income that is subject to withholding at 30% of the gross payment made to you, unless we receive the applicable Form W-8 establishing your entitlement to a lower rate of, or zero, submitted to us with the Letter of Transmittal. As a foreign stockholder, you may be entitled to a refund (by filing a subsequent claim for refund) of amounts withheld if characterization of the payment as dividend income is incorrect or you fail to timely establish your entitlement to U.S. income taxation (under an applicable income tax treaty or otherwise) at a lower rate.  See Section 3.

●
Additional tax consequences may be applicable to shares acquired through the ESPP.  Refer to the current prospectus for the ESPP for additional information regarding the tax consequences of selling the shares prior to the expiration of the applicable holding period.  However, you are encouraged to consult your own tax advisor.

●
The foregoing tax rules do not apply to shares tendered from the 401(k) Plan.  Cash paid for shares tendered from the 401(k) Plan will be deposited in the 401(k) Plan and generally will be taxable as ordinary income to you when distributed from the 401(k) Plan.

What is the accounting treatment for the purchase of shares in the Offer?

●
We expect that the accounting for our purchase of shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus associated fees and expenses. Cash will also be reduced by $10 million, plus associated fees and expenses. The reduction in the number of shares outstanding will be included in the computation of basic and diluted earnings per share.

What is the market value of my shares as of a recent date?

●	On June 11, 2012, the last trading day prior to the announcement of the Offer, the closing per share price of our common stock on the NYSE was $1.76.

●	We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Theragenics?

●
If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank or other nominee, however, you should ask your broker or bank  or  other nominee, as applicable, if you will be charged a fee to tender your shares.  See Section 5.

●	If you instruct the depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

●	If you are a participant in the 401(k) Plan, you will not have to pay any brokerage commissions for shares tendered from the 401(k) Plan.

Whom can I talk to if I have questions about the Offer?

●
Our information agent can help answer your questions. The information agent is Georgeson. You may also contact Georgeson Securities Corporation, the dealer manager for the Offer. Contact information for the information agent and the dealer manager appears on the back page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements, including, among others, statements dealing with the Offer, the date on which we will announce the final proration factor or pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed and the continued treatment of our shares as margin securities, and the sufficiency of our cash reserves.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

When used herein or in such statements, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “will,” “should,” “seek,” or the negative thereof and similar expressions as they relate to Theragenics and its subsidiaries or its management are intended to identify such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following: changes in the U.S. healthcare industry and regulatory environment; competition; our ability to successfully retain acquired customers; new product development cycles; development and growth of new applications within our markets; changes in FDA regulatory approval processes; effectiveness and execution of marketing and sales programs, including those of our distributors; changes in third-party reimbursement, including CMS and private payors; potential changes in product pricing; changes in costs and availability of materials and other operating costs; continued acceptance of our products in the marketplace; changes in demand for our products; our ability to meet customer demands and/or the need to incur additional costs and inefficiencies to meet such demand; a reduction in the number of procedures utilizing our devices caused by cost containment pressures, alternative therapies, or  by other reasons; our ability to successfully identify, consummate and integrate strategic acquisitions or otherwise capitalize on opportunities for growth; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses, operations and products; effectiveness of implementation of our new ERP system; ability to realize our estimate of fair value upon sale or liquidation of cash, cash equivalents and marketable securities that we may hold; our retention of key employees; damage to one or more of our facilities; volatility in U.S. and global financial markets; substantial defaults in payments or a material reduction in purchases by, or loss of, a large customer; changes in circumstances that could impair our intangible assets; new or revised tax legislation or challenges to our tax positions; changes in accounting principles generally accepted in the United States of America; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us, our customers or our suppliers; and other factors described in our other filings with the Securities and Exchange Commission. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, each of which is incorporated by reference herein.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the Holders of Common Stock of Theragenics Corporation:

Theragenics Corporation, a Delaware corporation, invites its stockholders to tender shares of its common stock, par value $0.01 per share, having an aggregate purchase price of, or as close as possible to without exceeding, $10 million, for purchase by Theragenics. We are offering to purchase up to 5,000,000 shares at a price of not less than $2.00 nor greater than $2.40 per share in cash, without interest, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the Offer.

We plan to fund this Offer with cash on hand. In the Offer, we will select the lowest purchase price specified by tendering stockholders that will enable us to purchase shares having an aggregate purchase price of $10 million or, if shares with an aggregate value of less than $10 million are tendered at or below the maximum price of $2.40 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Selected Price regardless of whether a stockholder tendered shares at a lower price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $10 million.

We reserve the right, in our sole discretion, to purchase shares having an aggregate purchase price of more than $10 million in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

We will purchase only those shares properly tendered at prices at or below the Selected Price, and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the Selected Price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the Selected Price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the Offer.

Tendering stockholders whose shares are registered in their own names and who properly tender their shares directly to Computershare Trust Company, N.A., the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. These charges will not apply to shares tendered from the 401(k) Plan.

The Offer is not conditioned on a minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions. See Section 7.

On June 11, 2012, our board of directors authorized the repurchase by us of up to $10 million of our issued and outstanding common stock and has approved the Offer.  However, none of Theragenics’ management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Theragenics’ shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial and/or tax advisor.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. See Section 11.

As of June 11, 2012, the last trading day prior to the announcement of the Offer, we had 34,729,901 issued and outstanding shares of common stock. At the minimum price of $2.00 per share in the Offer, we will purchase a maximum of 5,000,000 shares, or approximately 14% of our outstanding common stock as of June 11, 2012, in the Offer. At the maximum price of $2.40 per share in the Offer, we will purchase a maximum of 4,166,666 shares, or approximately 12% of our outstanding common stock as of June 11, 2012, in the Offer. Based on the foregoing, if the Offer is fully subscribed we will have between 29,729,901 and 30,563,235 shares outstanding following the consummation of the Offer.

Our common stock is listed and traded on the NYSE under the symbol “TGX.” On June 11, 2012, the closing per share price of our common stock on the NYSE was $1.76. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares.  See Section 8.

This Offer to Purchase as well as the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer. However, if you are a participant in the 401(k) Plan and part of your account in the 401(k) Plan is invested in the Theragenics Stock Fund, you will need to follow the separate instructions and procedures provided to you by the trustee of the 401(k) Plan.  Additionally, if you are a participant in the ESPP and any shares you purchased through the ESPP are held by AST, then you will need to follow the separate instructions provided to you by AST with respect to those shares held by AST.

THE TENDER OFFER

1.             Number of Shares; Proration; Odd Lots.

On the terms and subject to the conditions of the Offer, we will purchase shares of our common stock having an aggregate purchase price of $10 million or such lesser amount of shares as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, at a cash price not less than $2.00 nor greater than $2.40 per share, without interest. For purposes of the Offer, the term “expiration date” means 5:00 p.m., New York time, on July 11, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the Offer, as extended, will expire.  See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. We reserve the right, in our sole discretion, to purchase more in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $2.00 per share nor greater than $2.40 per share, at which they are willing to sell their shares to us in the Offer. Prices may be specified in increments of $0.10 per share. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, can specify that they will sell their shares at the Selected Price. Shares tendered without a specified price could result in the tendering stockholder receiving a price per share as low as $2.00.

Promptly following the expiration date, we will select the Selected Price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $2.00 and $2.40, per share in cash, without interest, that will enable us to purchase shares having an aggregate value of $10 million (at the Selected Price), or if shares with an aggregate value of less than $10 million are tendered at or below the maximum price of $2.40 per share, all shares that are properly tendered and not properly withdrawn.

Shares properly tendered at or below the Selected Price and not properly withdrawn will be purchased at the Selected Price upon the terms and conditions of the Offer, including the proration and conditional tender provisions described below. If the value of the shares properly tendered at or below the Selected Price is in excess of $10 million, as measured at the Selected Price, we will purchase shares at the Selected Price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all stockholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares. The odd lot priority and conditional tender provisions do not apply to shares held in the 401(k) Plan.  Due to restrictions imposed by ERISA, additional restrictions on the price of shares held in the 401(k) Plan apply, as more fully described in the materials provided to 401(k) Plan participants by the 401(k) Plan trustee.   See Section 5 for a more detailed description of our purchase of and payment for properly tendered shares.

All shares we purchase will be purchased at the Selected Price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the Selected Price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $10 million.

All shares properly tendered and not purchased, including shares tendered at prices above the Selected Price and shares not purchased because of the odd lot priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

If we:

●	increase the price that may be paid for shares above $2.40 per share or decrease the price that may be paid for shares below $2.00 per share;

●	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

●	decrease the number of shares that we may purchase in the Offer,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension.  See Section 15.

In calculating the number of shares to be accepted for payment and the Selected Price, we will add to the total number of shares tendered at the minimum price of $2.00 the number of shares tendered by stockholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the Offer. Accordingly, shares tendered at the price determined in the Offer will be treated the same as shares tendered at $2.00 per share. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the Selected Price, even if the Selected Price is higher than the price at which the shares were tendered.

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions.  See Section 7.

Priority of Purchase.  Upon the terms and subject to the conditions of the Offer, if shares with an aggregate value of less than $10 million are properly tendered at or below the maximum price of $2.40 per share, we will purchase all shares that are properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and stockholders have properly tendered and not properly withdrawn shares having an aggregate value in excess of $10 million, measured at the maximum price at which such shares were properly tendered, on or prior to the expiration date, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

●
first, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who properly tenders all of such shares at or below the Selected Price (partial tenders and shares held in the 401(k) Plan will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

●
second, all other tendered shares (including shares issued upon the exercise of Options and tendered in accordance with the special procedures described in Section 3 and shares held in the 401(k) Plan, subject to acceptance in the Offer; but not including conditionally tendered shares for which the condition was not satisfied) tendered at or below the Selected Price on a pro rata basis, if necessary; and

●
third, if necessary to permit us to purchase shares having an aggregate purchase price of $10 million, shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $2.00, nor greater than $2.40 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Selected Price, which could result in the tendering stockholder receiving a price per share as low as $2.00. As promptly as practicable following the expiration time of the Offer, we will, in our sole discretion, determine the Selected Price, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price specified by tendering stockholders that will enable us to purchase shares having an aggregate value of $10 million (at the Selected Price) or, if shares with an aggregate value of less than $10 million are tendered at or below the maximum price of $2.40 per share, the highest price at which shares were properly tendered and not properly withdrawn. By following the instructions in the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of the shares purchased.

Proration.  In the event of an over-subscription from the stockholders in the Offer, shares tendered will be subject to proration, except for “odd lots,” which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the Selected Price to the total number of shares tendered by all stockholders at or below the Selected Price. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the Offer immediately following the expiration of the Offer. In such cases, it could be approximately seven business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States income tax consequences to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for income tax reasons.

We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of shares as of June 12, 2012 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares. If you are a participant in the 401(k) Plan and hold shares in your account under the 401(k) Plan, we will provide the materials to the trustee of the 401(k) Plan who will provide you a separate Direction Form and instructions.  If you are a participant in the ESPP and shares you purchased under the ESPP are held by AST, we will provide the materials to AST who will provide you a separate Direction Form and instructions.

Odd Lots.  The term “odd lots” means all shares tendered at prices at or below the Selected Price by a stockholder who owns beneficially or of record a total of fewer than 100 shares (such stockholder, an “odd lot holder”) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3. Only shares held outside the 401(k) Plan will be used in determining whether a shareholder qualifies as an odd lot holder and only shares held outside the 401(k) Plan will apply for purposes of the odd lot priority.  Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By properly tendering shares in the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all shares held pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

2.             Purpose of the Offer; Certain Effects of the Offer; Additional Background.

Purpose of the Offer

We believe that the Offer is a prudent use of our financial resources given our current business and assets.  Further, we believe that the Offer is an efficient means to provide value to our stockholders because it provides a measure of liquidity to those who want to sell, while at the same time increasing non-tendering stockholders’ proportionate interest in the Company.  In addition, the Offer provides an opportunity to increase earnings per share.  Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales.  Furthermore, any odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

Our board of directors has approved the Offer. However, none of Theragenics’ management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Theragenics’ shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial and/or tax advisor.

Certain Effects of the Offer

Potential Benefits to Stockholders: We believe the offer may be attractive from the perspective of our stockholders because:

●
the Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, pursuant to the Offer;

●	the Offer also may give stockholders the opportunity to sell their shares at the Selected Price, which may be greater than market prices prevailing immediately prior to the announcement of the Offer;

●
the Offer allows stockholders to sell a portion of their shares and get a return of some capital while retaining a continuing equity interest in us; stockholders who decide not to accept the Offer will increase their proportionate interest in our equity and as a result, in our future operations and assets (subject to our right to issue additional shares in the future);

●
the Offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $2.40 per share and not less than $2.00 per share) at which they wish to sell their shares and, if those shares are purchased in the Offer, to sell those shares for cash without the usual transaction costs associated with open market sales; and

Potential Risks and Disadvantages to Stockholders: The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

●
our continuing stockholders will bear a higher proportionate risk in the event of future losses, and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares; and

●
the Offer may reduce our “public float,” that is, the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future.  See Section 12.  Future open market purchases, if authorized, may further reduce our public float.

The foregoing lists of potential benefits as well as potential risks and disadvantages to our stockholders should by no means be considered exhaustive or complete.  See “Forward-Looking Statements.”

In addition to the foregoing, stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Selected Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which may be higher or lower than the Selected Price.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause our remaining outstanding shares to be delisted from the NYSE. We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the Offer will be held as treasury stock and will be available for us to issue in the future without further stockholder action except as required by applicable law or the rules of the NYSE or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares to be purchased in the Offer.

Additional Background

From time to time, as part of our long-term corporate strategy, we have explored potential strategic acquisitions, joint ventures and business combinations. As previously disclosed, on February 17, 2012 we acquired the prostate brachytherapy customer base of Core Oncology, Inc. We also acquired certain packaging technologies, equipment related to the packaging technologies and certain existing component inventory pursuant to an Asset Purchase Agreement between the Company and Core dated as of February 17, 2012. We  did not acquire Core’s facilities, manufacturing equipment or processes, or Core’s employees. We believe this transaction will substantially increase our market share in the iodine-125 segment of the prostate brachytherapy market.

From time to time, we have also received from third parties indications of interest in acquiring us, some involving prices in excess of the maximum price being offered for shares pursuant to the Offer. Our board of directors considered these indications of interest, but decided, in each instance, that we had a better opportunity to enhance stockholder value by continuing to pursue our corporate strategy.  As a result, no substantive negotiations have resulted from these indications of interest.  However, we cannot assure you that we will not receive offers or indications of interest in the future that may be at prices above the maximum price indicated in the Offer, and in tendering your shares you risk the potential future appreciation in their value.

Except as described in this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

●	any material change in our present dividend rate or dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

●	any change in our present board of directors or executive officers;

●	any other material change in our corporate structure or business;

●
any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

●	any class of our equity securities becoming eligible for termination of registration under the Exchange Act;

●	the suspension of our obligation to file reports under the Exchange Act;

●	the acquisition by any person of additional securities of ours or the disposition of our securities; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

Although we do not currently have any definitive plans or proposals, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein.

3.             Procedures for Tendering Shares.

Proper Tender of Shares.  For shares to be properly tendered, EITHER (a) OR (b) below must happen:

(a)          The depositary must receive all of the following before 5:00 p.m., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i)           either (1) the certificates for the shares, or (2) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

(ii)          either (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

(iii)         any other documents required by the Letter of Transmittal.

(b)          You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, this pricing section is properly completed.

If you wish to indicate a specific price (in multiples of $0.10 per share) at which your shares are being tendered, you must check ONE box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

If you wish to maximize the chance that your shares will be purchased at the Selected Price, you should check the box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined Pursuant to the Offer.” This means that you will accept the Selected Price. Note that this election could result in your shares being purchased at the minimum price of $2.00 per share.

If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

●
the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

●
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing the box captioned “Special Delivery Instructions” in the Letter of Transmittal, then:

●	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

●	the signature on (1) the Letter of Transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery. Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of all of the following:

●	certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

●
one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. However, even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (a) OR (b) below must occur:

(a)          the depositary must receive all of the following before 5:00 p.m., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

(i)           one of (1) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (2) an agent’s message as described below; and

(ii)          any other documents required by the Letter of Transmittal; or

(b)          the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them.

Guaranteed Delivery.  If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

●	the tender is made by or through an eligible guarantor institution;

●
the depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

●	all of the following are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery, either:

●
the certificates representing the shares being tendered together with (a) a Letter of Transmittal, relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

●
in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Delivery”: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of us, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for any person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the expiration date, the person so tendering:

●
within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

●
in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

●	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

●	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

Return of Unpurchased Shares.  If any tendered shares are not purchased or are properly withdrawn, or if fewer than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

Procedures for Holders of Awards under Equity Compensation Plans. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Instead, holders of Options can participate in the Offer by exercising some or all of such Options in advance of the Offer in accordance with the terms of such Options and the applicable stock incentive plans, and tender the shares received upon exercise into the Offer. As the exercise of the Options would not be conditional, the exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us or if the Offer did not occur. Holders of Options must exercise their Options no later than 5:00 p.m., New York time, on the date that is five (5) business days prior to the expiration date in order to have sufficient time for the exercise to settle and for you to tender the shares received upon exercise in the Offer.

Holders of unvested stock awards may not tender shares represented by such interests.

Theragenics 401(k) Plan and ESPP. The procedures for tendering shares described above under the heading “Procedures for Tendering Shares” do not apply to shares held in the 401(k) Plan or  shares purchased under the ESPP and held by AST.  The  Letter of Transmittal may not be used to direct the tender of shares held in 401(k) Plan accounts or shares purchased through the ESPP that are still held by AST. Instead, to tender 401(k) Plan shares or ESPP shares, participants must follow the separate instructions that will be provided to them with respect to the 401(k) Plan and the ESPP. These instructions will require a participant to complete and execute a Direction Form provided with the separate instructions to tender shares held in 401(k) Plan and ESPP accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form. For administrative reasons, the deadline for submitting Direction Forms under the 401(k) Plan and ESPP will be earlier than the expiration date of the Offer. Participants in the 401(k) Plan and ESPP should confirm their deadline by carefully reading the materials provided to them with respect to the  401(k) Plan and ESPP.  Note also that we are not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for future share purchases under the ESPP. To tender shares that you have purchased through the ESPP up to and including the purchase period that ended March 31, 2012, and held at AST (administrator of our ESPP), follow the instructions provided by AST. If you have transferred your ESPP shares from AST to another account, such shares may be tendered in the Offer from that account.

Federal Income Tax Withholding.  Backup federal income tax withholding at a 28% rate must be applied to the gross payment made to any U.S. Holder (as defined in Section 14) who is not a corporation  and who does not otherwise establish an exemption from backup withholding by providing us with the stockholder’s correct taxpayer identification number (employer identification number or social security number), and certain other information, by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. A U.S. Holder that fails to provide us with the correct taxpayer identification number on Substitute Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”). Certain U.S. Holders (including, among others, all corporations) are exempted from the backup withholding rules. Any amounts withheld under the backup withholding regime may be claimed as a credit on such U.S. Holder’s  U.S. Federal income tax return.

U.S. backup withholding tax will not apply to the gross proceeds payable pursuant to the Offer to a non-U.S. Holder (as defined in Section 14), provided that the foreign stockholder submits a statement (generally, an IRS Form W-8-BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that stockholder’s non-U.S. person status.

If a stockholder owns the shares through a broker or other nominee who tenders the shares on the stockholder’s behalf, the holder may need to provide a Form W-9, Form W-8 or other applicable form to such broker or nominee in order to avoid backup withholding. The stockholder should consult its broker to determine whether any such forms are required.

ANY TENDERING STOCKHOLDER WHO IS A U.S. HOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR A FOREIGN STOCKHOLDER THAT FAILS TO PROVIDE AN APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER.

As described above in the Summary Term Sheet under the heading “What are the United States federal tax consequences if I tender my shares to Theragenics,” if a non-U.S. Holder tenders shares held in its own name as a holder of record, the depositary will withhold on payments to such foreign stockholder at a rate of 30% of the gross proceeds paid, unless the  non-U.S. Holder establishes an entitlement to a lower rate of, or zero, withholding pursuant to an applicable income tax treaty, or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States carried on by such non-U.S. Holder.

In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the depositary before any payment is made to the  non-U.S. Holder, a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a  non-U.S. Holder must deliver to the depositary, before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption or reduction. A  non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. Federal income tax return and generally will be subject to U.S. Federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 for U.S. Holders.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such non-U.S. Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14, or if the  non-U.S. Holder establishes that it is entitled to a reduced rate of, or zero, withholding pursuant to any applicable income tax treaty and a withholding was imposed at a higher rate.  In any such case, the non-U.S. Holder will be required to file a U.S. Federal income tax return or claim for refund in order to receive a refund of such excess withholding from the IRS.

Notwithstanding the foregoing, if a  non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer. In some cases, such U.S. broker or other nominee may not withhold 30% U.S. federal gross income tax from the payment if the non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided by such a non-U.S. Holder.  Non-U.S. Holders tendering shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors.

For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

The foregoing tax rules (including tax withholding rules) do not apply to cash paid for shares tendered from the 401(k) Plan.  Cash paid for shares tendered from the 401(k) Plan will be deposited in the 401(k) Plan and generally will be taxable as ordinary income to you when distributed from the 401(k) Plan.

Lost or Destroyed Certificates.  If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated, you should contact Computershare Trust Company, N.A., the transfer agent for the shares at (800) 962-4284 or (781) 575-3120, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates  may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

4.            Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time before the expiration date. Thereafter, such tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York time, on August 8, 2012, unless accepted for payment before that time as provided in this Offer to Purchase.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of the Company, the depositary, the information agent, the dealer manager or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer.

Special rules apply to a withdrawal of a direction to tender under the 401(k) Plan as are more fully described in the Direction Form and accompanying instructions provided to 401(k) Plan participants by the trustee. Special rules apply to a withdrawal of a direction to tender shares held by AST that were purchased under the ESPP as are more fully described in the Direction Form and accompanying instructions provided by AST to ESPP participants who have shares held by AST.

5.            Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will:

●
determine the Selected Price for shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

●	accept for payment and pay for, and thereby purchase, shares properly tendered at or below the Selected Price and not properly withdrawn, subject to the terms hereof.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the Selected Price and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of:

●	certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

●	a properly completed and duly executed Letter of Transmittal or an agent’s message in the case of a book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the Offer. In such cases it could be approximately seven business days after the expiration date before we are able to commence payment for the tendered shares.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment.  In addition, if specified events occur, we may not be obligated to purchase shares in the Offer.  See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer.  If, however:

●
payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

●	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted.  See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee who is a (1) U.S. Holder that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal or (2) non-U.S. Holder that fails to complete fully and sign the applicable Form W-8, may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Sections 3 and 14.  Also see Section 3 regarding federal income tax consequences and other withholding requirements applicable to non-U.S. Holders.

If you are a participant in the 401(k) Plan, you should be aware that the 401(k) Plan trustee is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the 401(k) Plan trustee may be prohibited from following participant directions to tender shares to the Company at certain prices within the offered range or your tender instructions may be modified as described more fully in the separate instructions provided to you by the 401(k) Plan trustee.

6.            Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased in the Offer if any shares tendered are purchased.  We urge each stockholder to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In the appropriate box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. Notwithstanding the foregoing discussion of conditional tender, the rules governing conditional tender do not apply to shares held in the 401(k) Plan. However, the proration may still apply. After the Offer expires, if shares having an aggregate purchase price of more than $10 million are properly tendered at or below the Selected Price and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would have an aggregate purchase price of below $10 million, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase shares having an aggregate purchase price of $10 million. In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7.            Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after June 12, 2012 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

(a)          there shall have been threatened, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(i)           challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(ii)           could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which materially impair the contemplated benefits of the Offer to us;

(b)          there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

(c)           the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

(d)         any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(e)         the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States or any of its territories or any other jurisdiction in which we or any of our subsidiaries have an office or do business, including but not limited to an act of terrorism;

(f)          any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would materially affect, the extension of credit by banks or other lending institutions in the United States or the European Union;

(g)         any change or event occurs or is discovered relating to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, is material to us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

(h)         in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(i)          a 10% or greater decrease in the market price of our shares compared to the close of business on June 12, 2012 or any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

(j)          any decline in the NYSE Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the Russell Microcap Index of at least 10% measured from the close of business on June 12, 2012;

(k)         a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

(l)          we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission  before June 12, 2012 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

(m)        any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(n)         any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to Theragenics, in its reasonable judgment;

(o)         legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates; or

(p)         we determine that the completion of the Offer may cause our common stock to be delisted from the NYSE or to be subject to deregistration under the Exchange Act.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.

8.            Price Range of Shares.

Our shares are listed and traded on the NYSE under the symbol “TGX.” The high and low closing sales prices per share for each fiscal quarterly period to date in 2012 and in 2011 and 2010 are as follows:

Fiscal Year Ended December 31, 2010	High	Low
First Quarter	$1.84	$1.25
Second Quarter	$1.80	$1.04
Third Quarter	$1.40	$1.10
Fourth Quarter	$1.57	$1.18

Fiscal Year Ended December 31, 2011
First Quarter	$2.19	$1.50
Second Quarter	$2.29	$1.75
Third Quarter	$1.85	$1.23
Fourth Quarter	$1.73	$1.18

Fiscal Year Ending December 31, 2012
First Quarter	$1.84	$1.52
Second Quarter (through June 11, 2012)	$1.92	$1.64

On June 11, 2012, the last trading day prior to the announcement of the Offer, the closing per share price of our common stock on the NYSE was $1.76. We urge stockholders to obtain current quotations of the market price of our shares.

9.            Source and Amount of Funds.

The aggregate purchase price for the shares tendered in the Offer will be $10 million, unless the Offer is undersubscribed. We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand. The Offer is not conditioned on the receipt of financing. There are currently no alternative financing plans or arrangements for the transaction.

10.           Information About Us.

General.  We are a medical device company serving the surgical products and prostate cancer treatment markets. Our surgical products business manufactures and distributes wound closure, vascular access, and specialty needle products. Our brachytherapy business manufactures, markets and distributes “seeds” used primarily in the minimally invasive treatment of localized prostate cancer.  Our brachytherapy product line includes our palladium-103 TheraSeed® device, our iodine-125 AgX100 based device and other related products and services.

The principal executive offices of Theragenics are located at 5203 Bristol Industrial Way, Buford, Georgia 30518, and our telephone number is (770) 271-0233.  Our website is located at www.theragenics.com; the information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information and documentation with respect to the Offer.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Annual Report on Form 10-K	Fiscal year ended December 31, 2011; Filed March 6, 2012.

Quarterly Report on Form 10-Q	Quarter ended March 31, 2012; Filed May 14, 2012.

Definitive Proxy Statement on Schedule 14A	Filed on April 4, 2012.

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

5203 Bristol Industrial Way
Buford, Georgia 30518
United States
Telephone: (770) 271-0233

Copies of these filings are also available, without charge, on our website at http://www.theragenics.com.

11.           Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of June 11, 2012, the last trading day prior to the announcement of the Offer, we had issued and outstanding 34,729,901 shares of our common stock. The maximum number of shares of our common stock that we are offering to purchase in the Offer represent approximately 14% of the outstanding shares of our common stock on June 11, 2012. As of June 11, 2012, 1,570,700 shares of our common stock were subject to outstanding awards of Options (of which 1,029,040 are fully vested and exercisable).

Share Ownership by Directors and Executive Officers. As of June 11, 2012, Theragenics’ directors and executive officers as a group (11 persons) owned an aggregate of 3,238,080 shares representing approximately 9.1% of the outstanding shares (assuming conversion or exercise of certain Theragenics equity securities as described below).

Our directors and officers would be entitled to participate in the Offer on the same basis as other stockholders. However, our directors and officers have advised us that they do not intend to tender shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and officers.

After expiration or termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Selected Price.

The following table sets forth, as of June 11, 2012, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer and director of Theragenics, and (iii) all directors and executive officers as a group, and does not take into account any effects of the Offer (for disclosure regarding the effects of the Offer, please see the relevant disclosure included herein). Except as set forth in the table, such persons listed in the table may be contacted at Theragenics’ corporate headquarters: 5203 Bristol Industrial Way, Buford, Georgia 30518; telephone: (770) 271-0233.

	Number of Shares of Common Stock Owned (1)		Percentage Ownership of Common Stock (2)
FMR LLC (3)	3,304,620	(4)	9.5%
Dimensional Fund Advisors LP (5)	2,463,300	(6)	7.1%
Juniper Public Fund, L.P. (7)	1,773,408	(8)	5.1%
M. Christine Jacobs	1,101,923	(9)	3.1%
Bruce W. Smith	523,656	(10)	1.5%
Francis J. Tarallo	431,778	(11)	1.2%
Janet Zeman	257,800	(12)	*
C. Russell Small	242,327	(13)	*
Joseph Plante	180,965	(14)	*
K. Wyatt Engwall	172,883	(15)	*
Peter A.A. Saunders	102,333	(16)	*
John V. Herndon	90,431	(17)	*
C. David Moody, Jr.	80,651	(18)	*
Kathleen A. Dahlberg	53,333	(19)	*
All Directors and Executive Officers as a Group (eleven persons)	3,238,080	(20)	9.1%
* Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)
Based on 34,729,901 shares of Common Stock outstanding as of June 11, 2012.  The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Based on the number of shares as reported on Schedule 13G/A filed with the Commission on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 3,304,620 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.  The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 3,304,620 shares of the Common Stock outstanding.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,304,620 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(5)	Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
Based on the number of shares as reported on a Schedule 13G filed with the Commission on February 14, 2012.  Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer held by the Funds.

(7)	600 Madison Avenue, 16th Floor, New York, New York 10022.

(8)
Beneficial ownership as reported on Schedule 13D filed with the Commission on March 5, 2012.  The principal business of Juniper Public Fund L.P. is to invest in capital stock of various companies.  The principal business of Juniper HF Investors is to serve as the general partner of Juniper Public Fund L.P.  Juniper Investment Company LLC provides investment advisory and management services and acts as the investment manager of Juniper Public Fund.  Messrs.  Alexis P. Michas and John A. Bartholdson serve as the managing members of each of Juniper HF Investors and Juniper Investment Company.

(9)	Includes 436,675 shares purchasable by Ms. Jacobs within 60 days upon exercise of options and 238,225 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

(10)	Includes 146,475 shares purchasable by Mr. Smith within 60 days upon exercise of options and 147,325 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

(11)	Includes 157,475 shares purchasable by Mr. Tarallo within 60 days upon exercise of options and 155,200 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

(12)
Includes 86,750 shares purchasable by Ms. Zeman within 60 days upon exercise of options and 126,950 restricted stock shares subject to forfeiture at various dates before February 24, 2016.  Includes 2,200 shares owned beneficially through spouse.

(13)	Includes 73,550 shares purchasable by Mr. Small within 60 days upon exercise of options and 126,950 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

(14)	Includes 38,050 shares purchasable by Mr. Plante within 60 days upon exercise of options and 123,200 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

(15)	Includes 8,333 shares purchasable by Mr. Engwall within 60 days upon exercise of options and 26,667 restricted stock shares subject to forfeiture at various dates before May 18, 2015.

(16)	Includes 8,333 shares purchasable by Mr. Saunders within 60 days upon exercise of options and 26,667 restricted stock shares subject to forfeiture at various dates before May 18, 2015.

(17)	Includes 8,333 shares purchasable by Mr. Herndon within 60 days upon exercise of options and 26,667 restricted stock shares subject to forfeiture at various dates before May 18, 2015.

(18)	Includes 8,333 shares purchasable by Mr. Moody within 60 days upon exercise of options and 26,667 restricted stock shares subject to forfeiture at various dates before May 13, 2014.

(19)	Includes 8,333 shares purchasable by Ms. Dahlberg within 60 days upon exercise of options and 26,667 restricted stock shares subject to forfeiture at various dates before May 18, 2015.

(20)
Includes 980,640 shares purchasable by all Executive Officers and Directors as a group within 60 days upon exercise of options and 1,051,185 restricted stock shares subject to forfeiture at various dates before February 24, 2016.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Transactions and Arrangements Concerning our Securities:

The Company’s 2012 Omnibus Incentive Plan (the “2012 Plan”) is currently the only plan pursuant to which equity compensation awards can be granted.  The 2012 Plan was approved at the 2012 Annual Meeting of Stockholders held on May 18, 2012, and all shares of our common stock reserved for issuance under previous plans are no longer available for issuance except with respect to Options granted thereunder prior to adoption of the 2012 Plan.

The 2012 Plan permits the Committee to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other share-based awards to our employees, directors and consultants.  The Company has reserved 3,096,032 shares to be issued in accordance with the terms of the plan, representing (i) 3,000,000 newly reserved shares, plus (ii) 96,032 shares that remained available for issuance under the Company’s 1997, 2000 and 2006 Stock Incentive Plans (the “Prior Plans”) immediately prior to stockholder approval of the 2012 Plan, which were added to the number of shares reserved under the 2012 Plan upon termination of the Prior Plans. In addition,  2,621,885 shares currently reserved with respect to the outstanding awards under the Prior Plans could potentially be added to the number of shares reserved under the 2012 Plan in the future (without regard to the termination of the Prior Plans), whether as a result of forfeiture, tax withholding or otherwise. The Prior Plans were terminated upon stockholder approval of the 2012 Plan, which means that the 2012 Plan is the only plan for providing equity-based compensation to employees, directors and consultants going forward.  Currently, there are not any outstanding equity awards under the 2012 Plan.  The 2012 Plan continues until it is terminated by the Board.  However, incentive stock options may only be granted for 10 years following the adoption of the 2012 Plan by the Board.

The Company’s 1995 Stock Option Plan (the “1995 Plan”) provided for the grant of stock options to employees and directors as determined by a committee appointed by the Board.  500,000 shares were reserved for issuance under the 1995 Plan. The 1995 Plan terminated on April 3, 2005, and no new awards can be granted under the 1995 Plan. All awards previously granted under the 1995 Plan remain outstanding and continue to be governed by the terms of the 1995 Plan.

The Company’s 1997 Stock Incentive Plan (the “1997 Plan”) provided for grants of common stock, incentive or non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance unit awards and phantom shares to officers, key employees and consultants of the Company and its affiliates. 500,000 shares were reserved for issuance under the 1997 Plan.  The 1997 Plan terminated upon shareholder approval of the 2012 Plan on May 18, 2012. No new awards will be granted under the 1997 Plan, and all awards granted under the 1997 Plan that were outstanding as of May 18, 2012 remain outstanding and continue to be governed by the terms of the 1997 Plan.

The Company’s 2000 Stock Incentive Plan (the “2000 Plan”) provided for grants of dividend equivalent rights, incentive stock options, non-qualified stock options, phantom shares, stock appreciation rights and stock awards to officers, key employees, directors and consultants of the Company and its affiliates. 1,000,000 shares were reserved for issuance under the 2000 Plan.  The 2000 Plan terminated upon shareholder approval of the 2012 Plan on May 18, 2012. No new awards will be granted under the 2000 Plan, and all awards granted under the Plan that were outstanding as of May 18, 2012 remain outstanding and continue to be governed by the terms of the 2000 Plan.

The Company’s 2006 Stock Incentive Plan (the “2006 Plan”) provided for grants of dividend equivalent rights, incentive stock options, non-qualified stock options, performance unit awards, restricted stock units, stock appreciation rights and stock awards to officers, employees, directors and consultants of the Company and its affiliates. 1,500,000 shares were reserved for issuance under the 2006 Plan.  The 2006 Plan terminated upon shareholder approval of the 2012 Plan on May 18, 2012. No new awards will be granted under the 2006 Plan, and all awards granted under the 2006 Plan that were outstanding as of May 18, 2012 remain outstanding and continue to be governed by the terms of the 2006 Plan.

Under the Company’s Employee Stock Purchase Plan (the “ESPP”), qualified employees may purchase shares through payroll deductions at a discount from market price, without incurring broker commissions. The shares issued under the ESPP are from authorized but unissued common stock, common stock now held by the Company, or from common stock subsequently acquired as treasury shares. As of June 11, 2012, 160,302 shares remain available for purchase under the ESPP. To be eligible to participate in the ESPP, an otherwise qualified employee may not own, directly or indirectly, 5% or more of the combined voting power or value of the Company’s capital stock or that of any related corporations. Non-employee directors of the Company are not eligible to participate in the ESPP. Each offering period under the ESPP lasts three consecutive months. Such offerings commence on January 1, April 1, July 1, and October 1 of each year and end on the following March 31, June 30, September 30 and December 31, respectively. The purchase price per share of common stock is 85% of the lesser of (1) the fair market value of the common stock on the first day of an offering period and (2) the fair market value of the common stock on the last day of an offering period

The Company sponsors a 401(k) defined contribution retirement savings plan (the “401(k) Plan”) that is intended to be tax-qualified.  Employees may contribute between 1% and 50% of their eligible compensation on a pre-tax basis subject to limits imposed by the Internal Revenue Code, although no such contributions may be used to purchase Company stock.  The 401(k) Plan also provides for matching contributions and non-elective contributions each in amounts determined by the Company, which may be made in either cash or Company stock, in the Company’s discretion.  Some contributions have previously been made in Company stock.  However, participants have the right to sell the stock in the 401(k) Plan and invest in other investments.  As of June 5, 2012, approximately 466,835 shares are held under the 401(k) Plan.

The foregoing plan descriptions are summaries of the material terms of each plan, and each summary is qualified in its entirety by reference to the full text of each plan incorporated by reference as Exhibits (d)(1) through (d)(7) to the Tender Offer Statement on Schedule TO filed by Theragenics on June 12, 2012.

We and Computershare Investor Services, LLC have entered into a Rights Agreement, dated as of February 14, 2007 (the “Rights Agreement”).  Pursuant to the Rights Agreement, each share of the Company’s common stock contains a share purchase right (a “Right”). The Rights expire in February 2017, and do not become exercisable unless certain events occur including the acquisition of, or commencement of a tender offer for, 20% or more of the outstanding common stock. In the event certain triggering events occur, including the acquisition of 20% or more of the outstanding common stock, each Right that is not held by 20% or more stockholders will entitle its holder to purchase additional shares of common stock at a substantial discount to then current market prices. The Rights Agreement and the terms of the Rights, could add substantially to the cost of acquiring the Company, and consequently could delay or prevent a change in control of the Company.

The foregoing description of the Rights Agreement is a summary of the material terms of the Rights Agreement and such summary is qualified in its entirety by reference to the full text of the Rights Agreement incorporated by reference as Exhibit (d)(8) to the Tender Offer Statement on Schedule TO filed by Theragenics on June 12, 2012.

We have a Credit Agreement with a financial institution which provides for up to $30 million of borrowings under a revolving credit facility (the “Revolver”) and a $10 million term loan.  The term loan matured on June 1, 2012 and has been repaid.  The Revolver matures on October 31, 2012 with interest payable at the London Interbank Offered Rate plus 2.25%. Maximum borrowings under the Revolver can be increased to $40 million with the prior approval of the lender under an accordion feature. The Revolver also provides for a $5 million sub-limit for trade and stand-by letters of credit. As of March 31, 2012, $22.0 million of revolving loans were outstanding under the Revolver, and letters of credit for $946,000 were outstanding under the Credit Agreement. The Credit Agreement is unsecured, but provides for a lien to be established on substantially all of our assets upon certain events of default. The Credit Agreement contains representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. In connection with the Offer, the Credit Agreement was amended to exclude the purchase price paid to repurchase shares pursuant to the Offer and certain related costs (including transaction costs) in determining the numerator of the Fixed Charge Coverage Ratio calculation under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary of the material terms of the Credit Agreement and such summary is qualified in its entirety by reference to the full text of the Credit Agreement and all amendments incorporated by reference as Exhibits (d)(9) through (d)(11) to the Tender Offer Statement on Schedule TO filed by Theragenics on June 12, 2012.

Except for restricted stock, options and other awards granted under Theragenics’ various equity compensation plans and as otherwise described in this Offer to Purchase, neither we nor any of our subsidiaries or persons controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer, or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Recent Securities Transactions. Based upon our records and upon information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase, other than the grant of 15,000 shares of restricted stock to each non-officer director on May 18, 2012 as part of the Company’s regular annual director compensation program.

12.           Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. As of June 11, 2012, approximately 32,472,461 shares of our common stock were held by non-affiliated stockholders. Assuming the Offer is fully subscribed and no affiliates tender shares of our common stock in the Offer, we will have between approximately 27,472,461 and 28,305,795 shares held by non-affiliated stockholders following the purchase of shares tendered in the Offer, based on the minimum price per share of $2.00 and the maximum price per share of $2.40, respectively. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

Our purchase of shares in the Offer may reduce the volume of trading in the shares and may make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares. Based on the published guidelines of the NYSE, we do not believe that our purchase of shares pursuant to the Offer will cause our remaining shares to be delisted from the NYSE.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect of, among other things, allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.           Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions.  See Section 7.

14.           Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders.

The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Code, and does not address matters that may be relevant to stockholders in light of their particular circumstances. It also does not address matters that may be relevant to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge, or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate, gift, state, local or foreign tax consequence of participating in the Offer.  Each U.S. Holder is urged to consult the U.S. Holder’s tax advisor as to the particular tax consequences to such U.S. Holder of participating or not participating in the Offer, including the application of state, local and foreign tax laws and possible tax law changes.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares (measured by comparing the gross proceeds received for the shares and the U.S. Holder’s basis in such tendered shares), or as receiving a dividend distribution from us (measured by the amount of gross proceeds received for the shares and characterized for income tax purposes as described below).

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder’s equity interest in us, or (c) is considered to be “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder owns both directly and constructively after application of  certain attribution rules. Generally,  a U.S. Holder will be treated as owning constructively shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and stock owned by certain related entities.  In addition, shares of our stock that a U.S. Holder has the right to acquire by exercise of an option will be considered owned constructively by such U.S. Holder.

The receipt of cash by a U.S. Holder will be a considered a “complete termination” of such U.S. Holder’s equity interest in us only if the U.S. Holder owns, directly, or constructively,  none of our shares immediately after the shares are sold pursuant to the Offer.  As noted above, if a U.S. Holder does not own any of our shares directly immediately after the Offer, but is still considered to own shares under the constructive ownership rules, in certain circumstances, such U.S. Holder may be able to waive certain of the attribution rules and satisfy the “complete termination” test, thus qualifying for income tax treatment as an exchange of such shares giving rise to the recognition of gain or loss.  A U.S. Holder that does not own directly any of our shares immediately after the sale of his or her shares pursuant to the Offer, but is still considered to constructively own some of our shares under the family attribution rules, should consult his or her tax advisor as to the circumstances under which the constructive ownership of such shares under the family attribution rules may be waived.

An exchange of shares for cash will be substantially disproportionate with respect to a U.S. Holder’s equity interest in us if the percentage of the then-outstanding shares owned both directly and constructively by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (again, both directly and constructively) by such U.S. Holder in us immediately before the exchange. In addition, such U.S. Holder must own (directly and constructively) less than 50% (based on voting power) of our voting stock.

If an exchange of shares for cash fails to satisfy either the “complete termination” test or the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. In the case of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs, an exchange of shares for cash that results in any reduction of the U.S. Holder’s proportionate equity interest in us should be treated as “not essentially equivalent to a dividend.” Whether an exchange of shares for cash by a U.S. Holder will be treated as “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. A U.S. Holder should consult his or her tax advisor regarding the application of the rules of Section 302 to his or her particular circumstances.

Finally, the measurement of a U.S. Holder’s proportionate equity interest in us after the exchange for any of the three tests described above will be determined by reference to the total number of our shares outstanding, taking into account the redemption of all shares pursuant to the Offer. As a result, in certain circumstances, a U.S. Holder’s proportionate equity interest in us may increase or remain the same immediately after the exchange. Whether an exchange of shares for cash by a U.S. Holder meets any of the three tests described in this Section 14 will depend upon the U.S. Holder’s particular facts and circumstances. U.S. Holders should consult their tax advisers regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as dividend income, but not in excess of our current and accumulated earnings and profits allocable to such U.S. Holder’s shares. If the amount received pursuant to the Offer by a U.S. Holder is greater than the amount characterized as dividend income to such U.S. Holder (because it is in excess of our current and accumulated earnings and profits allocable to such shares), the excess will first be treated as a non-taxable return of capital, causing a reduction in the basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s basis will be characterized as capital gain for U.S. income tax purposes. Any remaining basis in the shares tendered will increase the remaining basis of the shares that continued to be held by such U.S. Holder.

Provided certain holding period requirements are met, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividend income. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Accordingly, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be exchanged pursuant to the Offer in order for the stockholder to meet any of the three Section 302 tests for sale or exchange treatment, rather than dividend treatment, for U.S. federal income tax purposes. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Withholding. For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

Information Reporting.  Information statements will be provided to U.S. Holders and non-U.S. Holders whose shares are purchased by us and will be filed with the IRS, reporting the payment of the total purchase price or the amount characterized as dividend income as applicable (except with respect to those U.S. Holders, such as a corporation, that are exempt from the information reporting rules).

Theragenics Corporation Employee Stock Purchase Plan Participants. Additional tax consequences may be applicable to shares acquired through the ESPP.  Refer to the current prospectus for the ESPP for additional information regarding the tax consequences of selling the shares prior to the expiration of the applicable holding period.

Theragenics Corporation Employee Savings Plan Participants. The foregoing tax rules (including tax withholding rules) do not apply to cash paid for shares tendered from the 401(k) Plan.  Cash paid for shares tendered from the 401(k) Plan will be deposited in the 401(k) Plan and generally will be taxable as ordinary income to you when distributed from the 401(k) Plan.

The federal income tax discussion set forth above is included for general information only. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate, gift, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

Stockholders that are not U.S. Holders, as defined in this Section 14 (“non-U.S. Holders”), should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

15.           Extension of The Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the depositary and making a public announcement of the amendment.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

●	increase the price that may be paid for shares above $2.40 per share or decrease the price that may be paid for shares below $2.00 per share;

●	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

●	decrease the number of shares that we may purchase in the Offer,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days. Different deadlines apply with respect to shares held in the 401(k) Plan and to shares purchased under the ESPP that are held by AST.  The trustee of the 401(k) Plan will communicate any applicable additional deadlines to 401(k) Plan participants and AST will communicate any applicable deadlines to ESPP participants who have shares held at AST.

16.           Fees and Expenses.

We have retained Georgeson Securities Corporation to act as our dealer manager in connection with the Offer. The dealer manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the dealer manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the dealer manager against various liabilities in connection with the Offer. The dealer manager and its affiliates in the ordinary course of their business purchases and/or sells our securities, including the shares, for their own accounts and for the accounts of their customers. As a result, the dealer manager and its affiliates at any time may own certain of our securities, including the shares. In addition, the dealer manager and its affiliates may tender shares into the Offer for their own accounts.

We have retained Georgeson to act as the information agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee stockholders forward materials relating to the Offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the dealer manager, information agent or depositary for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the Letter of Transmittal.

17.           Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information and documentation with respect to the Offer. The Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Theragenics, the dealer manager or the information agent.

Theragenics Corporation
June 12, 2012

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates or Letters of Transmittal will not be accepted.

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.  To confirm delivery of shares, stockholders are directed to contact the depositary.

The Information Agent for the Offer is:

199 Water  Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free 1 (877) 278-4751

The Dealer Manager for the Offer is:

199 Water  Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (800) 445-1790

The Depositary for the Offer is:

By Express or Overnight Courier:	By Mail:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A., c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011

By Facsimile Transmission (for eligible institutions only):
Facsimile: (617) 360-6810
To confirm by telephone: (781) 575-2332